UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 29, 2015 (April 23, 2015)

IGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction

of Incorporation)

000-21755	25-1802235
(Commission File Number)	(IRS Employer Identification No.)

100 Somerset Corporate Blvd., Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 219-8050

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

On April 23, 2015, the board of directors (the “Board”) of IGATE Corporation (the “Company”) approved an amendment to the Amended and Restated Bylaws of the Company (the “Bylaw Amendment”). The Bylaw Amendment amends the Amended and Restated Bylaws to establish the United States District Court for the Middle District of Pennsylvania (and, to the extent the United States District Court for the Middle District of Pennsylvania does not have subject matter jurisdiction, the jurisdiction of the courts of the Commonwealth of Pennsylvania in Dauphin County) as the sole and exclusive forums for certain legal claims and actions, including derivative actions, actions asserting a breach of any duty owed by the directors, officers or employees of the Company to the Company, actions based on the Pennsylvania Business Corporation Law (“PBCL”), the Third Amended and Restated Articles of Incorporation (the “Articles”) or the Amended and Restated Bylaws, as amended (the “Bylaws”), any action asserting a claim arising pursuant to, or involving any application, interpretation, enforcement or determination of validity of, any provision of the PBCL, the Articles or the Bylaws, any action relating to judicial supervision of corporate action, any action relating to registered corporations, or actions asserting a claim governed by the internal affairs doctrine, unless the Company consents in writing to the selection of an alternative forum. The Bylaw Amendment became effective upon adoption on April 23, 2015. The Bylaw Amendment was designed to save the Company from the increased risks and costs of defending against duplicative litigation brought in multiple courts, and also to minimize distraction to management.

The foregoing description of the Bylaw Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Bylaw Amendment, a copy of which is attached as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Amendment to the Amended and Restated Bylaws of IGATE Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGATE Corporation

By:	/s/ Mukund Srinath

Name:	Mukund Srinath

Title:	Senior Vice President – Legal & Corporate Secretary

April 29, 2015

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amendment to the Amended and Restated Bylaws of IGATE Corporation.